EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Wednesday,  February 24, 2016

Contact:  Tom Cherry, President & CFO

(804) 843-2360

C&F Financial Corporation

Announces Quarterly Dividend and

Director Appointment

West Point, VA -- The board of directors of C&F Financial Corporation (NASDAQ:CFFI) has declared a regular cash dividend of 32 cents per common share, which is payable April  1, 2016 to shareholders of record on March 15, 2016.

In further news, on February 23, 2016, the board of directors appointed James T. Napier a director of C&F Financial Corporation. Mr. Napier is the president of Napier Realtors ERA, which is headquartered in Chesterfield County Virginia with branch offices serving Powhatan County, Henrico County, the City of Richmond and the tri-cities area. Mr. Napier has been president of the firm since 1991 and involved in the real estate business since 1976. Mr. Napier served on the board of directors of Central Virginia Bankshares, Inc. from 1997 until its acquisition by C&F Financial Corporation in 2013. Since that time, Mr. Napier has served as a director of C&F Bank. Mr. Napier’s experiences in real estate, as the president of a real estate company and on the board of a community bank provide him the leadership skills and attributes desired to serve as a director of C&F Financial Corporation. Mr. Napier will also serve on C&F Financial Corporation’s Audit and Nominating Committees.

About C&F

C&F Financial Corporation is the parent of C&F Bank, which was founded in 1927 in West Point, Virginia, and is one of the oldest independent community banking organizations headquartered in Virginia. C&F Bank provides full-service banking to the eastern region of Virginia with 25 branch locations including the counties of Powhatan, Chesterfield, Cumberland, Middlesex, James City, New Kent, Hanover and Henrico, as well as the town of West Point and the cities of Williamsburg, Newport News, Hampton and Richmond.

C&F Bank offers full investment services through its subsidiary C&F Wealth Management Corporation. C&F Mortgage Corporation provides mortgage and appraisal

EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Wednesday,  February 24, 2016

Contact:  Tom Cherry, President & CFO

(804) 843-2360

services through 13 offices located in Virginia, Maryland and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs in Virginia, Tennessee, Maryland, Alabama, Florida, Georgia, Illinois, Indiana, Kentucky, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, Texas and West Virginia through its offices in Virginia, Tennessee and Maryland.

Additional information is available on C&F's website at www.cffc.com.